Exhibit 16.1

[PRICEWATERHOUSECOOPERS LETTERHEAD]

September 28, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by SunTrust Banks, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of SunTrust Banks, Inc. dated September 26, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis to comment 1) as to the first sentence of the first paragraph of the Form 8-K regarding the five year engagement partner rotation rule of the Sarbanes-Oxley Act of 2002, 2) as to whether a competitive selection process was the cause of our dismissal, or 3) as to the competitive nature of the selection process.

Very truly yours,

/s/ PricewaterhouseCoopers LLP